Exhibit 99.1

Yadkin Valley Financial Corporation Announces

Second Quarter 2011 Results

Second Quarter Highlights:

•

Net interest margin increased for the second consecutive quarter, up 23 basis points to 3.30%, compared to 3.07% in the first quarter of 2011, and up 33 basis points compared to 2.97% in the fourth quarter of 2010.

•

Demand deposits and interest-bearing NOW, savings, and money market accounts have increased almost 2% during the first half of 2011 resulting in lower cost deposits, which has positively impacted net interest margin.

•	Net charge-offs increased to $10.6 million, or 2.73% of average loans on an annualized basis, up from $6.8 million, or 1.71% of average loans on an annualized basis in the first quarter of 2011.

•	The allowance for loan losses increased to 2.37% of loans held-for-investment, compared to 2.31% in the first quarter of 2011.

•	Nonperforming loans and nonperforming assets decreased $2.5 million and $7.9 million quarter-over-quarter, respectively.

•	A valuation allowance of $11 million was set up for the deferred tax asset (DTA) in the second quarter.

•	Operating expenses of $2.1 million were recognized related to planned expense reduction activities.

•

The Company exited the wholesale mortgage business line at its mortgage subsidiary, Sidus Financial, LLC, in order to focus primarily on retail mortgage operations going forward, resulting in a $4.9 million write-off of goodwill.

Elkin, NC – July 28, 2011 – Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, announced financial results for the second quarter ended June 30, 2011. Net loss available to common shareholders was $20.9 million, or $1.16 per diluted share, compared to a net loss of $1.6 million, or $0.10 per diluted share in the first quarter of 2011, and a net loss of $485,700, or $0.03 per diluted share, in the second quarter of 2010.

Joe Towell, President and CEO of Yadkin Valley Financial, commented, “As we continue to reorganize our Company and carry out our long-term strategic plan, we are seeing very positive initial results in a process that is not yet complete. We will realize a positive long-term impact by remaining steadfast to our strategic plan. The decisions we made during the second quarter, while difficult, are vital to ensure financial improvement as we look ahead to the second half of 2011. Operating losses this quarter were related to prudent Management decisions surrounding credit loss, provision for loan loss, severance, and other expense reduction activities. Additionally, we recognized a valuation allowance for the deferred tax asset for $11 million and a total impairment of our goodwill related to Sidus Financial of $4.9 million.

In order to improve asset quality, we believe it prudent to absorb the loss that exists, rehabilitate credits where possible, and focus on making new, more profitable loans going forward. We continue to see positive signs in our loan portfolio, as adversely classified loans (which we internally classify as risk grades 6 and 7) continue to decrease. We ended the second quarter of 2011 with $132.1 million in adversely classified loans, down from $152.8 million in the first quarter of 2011 and $189.4 million in the second quarter of 2010. We are also pleased to see nonperforming loan and nonperforming asset balances decrease this quarter.

Due to continued focus on building core deposits, we are very pleased to see our second consecutive quarter of net interest margin expansion. This margin growth continues as deposit cost decreases overall. We have also experienced another successful quarter of expense reduction across the organization. We consolidated one branch this quarter, and we have plans to consolidate three more by the end of the summer, all with minimal impact to our customers. Although we must initially absorb expenses such as severance and lease costs, these expense reductions will positively impact the balance sheet and income statement in future quarters.

Also in the second quarter, we exited our wholesale mortgage business line from Sidus Financial, resulting in a $4.9 million write-off of goodwill. This decision was based on changing wholesale market demand and our desire to place additional focus on our more profitable retail mortgage business. We have a strong retail team in place, and we look forward to their success.

Finally, we continue to be keenly focused on our capital management strategy. Management and the Board will continue to evaluate all strategic capital options that will provide even greater strength to the Company in the future.”

Second Quarter 2011 Financial Highlights

Asset Quality

Nonperforming loans, which include loans in nonaccrual status, decreased by $2.5 million, to $68.9 million, or 4.50% of total gross loans at June 30, 2011, compared to $71.4 million, or 4.50% of total gross loans at March 31, 2011. The percentage of gross loans has remained flat despite the decrease in nonaccrual loans due to the decrease in total gross loans over the last quarter. This decrease in both nonperforming and total gross loans is due to the disposition of several large dollar problem credits in our real estate portfolio and continued diligence surrounding workout strategies. Total TDRs were $36.5 million at June 30, 2011, down slightly from the previous quarter due to the disposition of some of the aforementioned large dollar problem credits. Net charge-offs for the second quarter totaled $10.6 million, or 2.73% of average loans on an annualized basis.

	Nonperforming Loan Analysis
	(Dollars in thousands)
	June 30, 2011		March 31, 2011
Loan Type	Outstanding Balance	% of Total Loans	Outstanding Balance	% of Total Loans
Construction/land development	$17,064	1.11%	$15,943	1.01%
Residential construction	11,388	0.74%	12,058	0.76%
HELOC	2,604	0.17%	3,537	0.22%
1-4 Family residential	8,202	0.54%	8,627	0.54%
Commercial real estate	25,595	1.67%	26,791	1.69%
Commercial & industrial	3,480	0.23%	3,821	0.24%
Consumer & other	565	0.04%	591	0.04%

Total	$68,898	4.50%	$71,368	4.50%

Other Real Estate Owned (OREO) totaled $22.0 million at June 30, 2011, a decrease of $5.5 million compared to $27.5 million at March 31, 2011. This decrease in OREO was mostly due to the sale of 25 properties totaling $7.1 million during the second quarter and additional write downs of $1.3 million, offset by the addition of $3.0 million in new properties. Our Special Assets team has had continued success with movement of OREO property during the first half of 2011. While we have experienced a decline in some appraised values and sustained some losses on sales, particularly in the residential land and housing portfolio, we continue to be pleased with our OREO disposition rates. Due to this decrease in both OREO and nonaccrual loans, total nonperforming assets were $90.9 million, or 4.36% of total assets, an 8.0% decrease from $98.8 million, or 4.43% of total assets, at March 31, 2011.

During the second quarter of 2011, the provision for loan losses was $10.4 million, an increase of $5.5 million from the first quarter of 2011. The increase in provision was driven mostly by the increase in loan charge-offs for the second quarter. At June 30, 2011, the allowance for loan losses was $35.7 million, compared to $35.9 million at March 31, 2011.

As a percentage of total loans held-for-investment, the allowance for loan losses was 2.37% in the second quarter of 2011, up slightly from 2.31% in the first quarter of 2011. Out of the $35.7 million in total allowance for loan losses at June 30, 2011, the specific allowance for impaired loans accounted for $4.3 million, down from $6.5 million at the end of the first quarter. The remaining general allowance, $31.4 million, attributed to unimpaired loans, was up from $29.4 million at the end of the first quarter of 2011. This increase was driven by higher historic losses in the portfolio, as well as the addition of a new real estate qualitative factor to address continued strain on real estate values in our markets. The allowance for loan losses as a percentage of criticized, non-impaired (internal risk grades 5, 6, and immaterial 7) loans increased to 6.70%, up from 6.66% in the first quarter, and as a percentage of non-criticized loans, increased to 1.48% up from 1.21%.

Net Interest Income and Net Interest Margin

Net interest income totaled $16.3 million, an increase of $621,000, or 4.0%, compared to the first quarter of 2011. We also experienced an increase in net interest margin (NIM) to 3.30%, up 23 basis points from 3.07% in the first quarter of 2011, and up 33 basis points from the fourth quarter of 2010. The NIM increase can be attributed to a shift in our deposit mix from higher cost CDs to lower cost interest-bearing transaction accounts. Excluding the adjustment of assets and liabilities to their fair market values as part of purchase accounting treatment relating to the merger with American Community Bank, net interest margin was 3.24%, an increase of 23 basis points compared to 3.01% in the first quarter of 2011.

Non-Interest Income

Non-interest income decreased $1.4 million, or 29.2%, to $3.4 million from $4.8 million in the first quarter of 2011. The decrease in non-interest income was primarily related to the wind down of the Sidus wholesale mortgage business.

Non-Interest Expense

Non-interest expense increased $7.5 million, or 44.6%, to $24.5 million, compared to $16.9 million in the first quarter of 2011. $4.9 million of this increase is related to the goodwill write-off from Sidus Financial. Another $2.1 million of the increase is related to expenses relative to severance, lease costs, and fixed asset write-offs from branch consolidation and the closing of the Sidus wholesale mortgage business and its related facilities. In addition, OREO costs continue to be elevated due to declining real estate values.

Income Tax Expense

A valuation allowance of $11 million was set up during the second quarter as the Company considers both positive and negative evidence in the evaluation of whether the Company will realize the full benefit of the net deferred tax asset. The recent earnings trends and projected earnings and asset quality are reflected in this allowance.

Balance Sheet and Capital

Total assets decreased $149.8 million to $2.1 billion, down from $2.2 billion at March 31, 2011. Over the first half of 2011, total assets decreased $219.6 million, or 9.5%. The decrease in total assets was primarily related to a reduction of cash as a result of planned deposit attrition. Total deposits have decreased $194.6 million, or 9.6%, over the first half of 2011. This deposit decrease continues to be mostly higher cost CD deposits, as our non-interest bearing demand deposits continue to increase in volume. Brokered CDs and CDARs remain a relatively small portion of the Company’s funding sources, as these deposits represented 3.7% of total deposits at June 30, 2011, a continued decrease from the level at March 31, 2011.

Gross loans have decreased by $96.3 million, or 6.01%, since the end of 2010. We continue to manage the growth of our loan portfolio, concentrating our lending efforts toward small businesses and owner occupied commercial real estate loans.

The Bank remains well-capitalized for regulatory purposes. As of June 30, 2011, the Bank’s leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio were 7.14%, 9.43%, and 10.70%, respectively. For capital adequacy purposes, leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio must be in excess of 5.00%, 6.00%, and 10.00%, respectively, to be considered well-capitalized.

Conference Call

Yadkin Valley Financial Corporation will host a conference call at 10:00 a.m. EDT on Thursday, July 28, 2011 to discuss financial results, business highlights, and outlook. The call may be accessed by dialing 877-359-3650 at least 10 minutes prior to the call. A webcast of the call may also be accessed at http://investor.shareholder.com/media/eventdetail.cfm?eventid=100172&CompanyID=YAVY&e=1&mediaKey=C0BD0B7D7BA30A3E46A5C745FA0F7F34. A replay of the call will be available until August 4, 2011 by dialing 855-859-2056 or 404-537-3406 and entering access code 85090154.

####

About Yadkin Valley Financial Corporation

Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 37 branches throughout its three regions in North Carolina and South Carolina. The Western Region (formerly Yadkin Valley Bank division and High Country Bank division) serves Avery, Watauga, Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties. The Central Region (formerly the Iredell branches of Piedmont Bank division and Cardinal State Bank division) serves Durham, Orange, Granville, and Iredell Counties. The Southern Region (formerly American Community Bank division and the Mecklenburg branches of the Piedmont division) serves Mecklenburg and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina and operates a loan production office in Wilmington, NC. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Yadkin Valley Financial Corporation’s website is www.yadkinvalleybank.com. Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.

FORWARD LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (3) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in deposit rates, the net interest margin, and funding sources; (6) changes in the U.S. legal and regulatory framework, including the effect of recent financial reform legislation on the banking industry; and (7) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

For additional information contact:

Joseph H. Towell

President and Chief Executive Officer

(704) 768-1133

joe.towell@yadkinvalleybank.com

Jan H. Hollar

Executive Vice President and Chief Financial Officer

(704) 768-1161

jan.hollar@yadkinvalleybank.com

Yadkin Valley Financial Corporation

Consolidated Balance Sheets (Unaudited)

	(Amounts in thousands except share and per share data)
	June 30, 2011	March 31, 2011	December 31, 2010 (a)	September 30, 2010	June 30, 2010
Assets:
Cash and due from banks	$30,011	$31,537	$31,967	$32,112	$30,178
Federal funds sold	—	50	31	2,427	6,123
Interest-earning deposits with banks	99,158	188,003	197,782	108,665	184,592

U.S. government agencies	34,485	24,262	14,551	21,966	25,274
Mortgage-backed securities	214,796	208,037	209,706	193,358	126,004
State and municipal securities	67,034	68,090	72,621	73,235	55,868
Common and preferred stocks	1,144	1,140	1,124	1,159	1,134

Total investment securities	317,459	301,529	298,002	289,718	208,280

Construction loans	243,681	261,083	300,877	321,905	333,015
Commercial, financial and other loans	181,473	216,056	222,667	219,660	231,105
Residential mortgages	210,685	181,057	174,536	172,286	177,887
Commercial real estate loans	601,520	646,657	650,696	674,806	648,423
Installment loans	61,600	40,546	42,443	44,070	49,544
Revolving 1-4 family loans	205,308	207,308	209,319	208,660	207,801

Total Loans	1,504,267	1,552,707	1,600,538	1,641,387	1,647,775
Allowance for loan losses	(35,652)	(35,860)	(37,752)	(44,735)	(44,306)

Net loans	1,468,615	1,516,847	1,562,786	1,596,652	1,603,469
Loans held for sale	27,737	32,880	50,419	76,199	49,542
Accrued interest receivable	7,066	7,515	7,947	8,176	7,520
Bank premises and equipment	44,173	46,245	45,970	45,368	44,434
Foreclosed real estate	22,046	27,461	25,582	22,480	18,195
Non-marketable equity securities at cost	7,814	9,416	9,416	9,784	10,539
Investment in bank-owned life insurance	25,602	25,441	25,278	25,103	24,852
Goodwill	—	4,944	4,944	4,944	4,944
Core deposit intangible	4,304	4,602	4,907	5,212	5,527
Other assets	27,057	34,421	35,563	43,949	41,986

Total assets	$2,081,042	$2,230,891	$2,300,594	$2,270,789	$2,240,181

Liabilities and shareholders’ equity:
Deposits:
Non-interest bearing	$222,556	$222,457	$216,161	$205,856	$210,940
NOW, savings and money market accounts	597,611	631,791	589,790	467,731	468,773
Time certificates:
$100,000 or more	409,410	443,312	477,030	531,892	516,146
Other	596,218	662,246	737,425	776,012	757,579

Total deposits	1,825,795	1,959,806	2,020,406	1,981,491	1,953,438

Borrowings	103,524	109,452	116,768	119,274	118,621
Accrued expenses and other liabilities	17,656	15,125	15,963	19,364	15,409

Total liabilities	1,946,975	2,084,383	2,153,137	2,120,129	2,087,468

Total shareholders’ equity	134,067	146,508	147,457	150,660	152,713

Total liabilities and shareholders’ equity	$2,081,042	$2,230,891	$2,300,594	$2,270,789	$2,240,181

Period End Shares Outstanding	19,526,188	16,292,640	16,147,640	16,144,640	16,144,640

(a)	Derived from audited consolidated financial statements

Yadkin Valley Financial Corporation

Consolidated Income Statements (Unaudited)

	Three Months Ended (Amounts in thousands except share and per share data)
	June 30, 2011	March 31, 2011	December 31, 2010 (a)	September 30, 2010	June 30, 2010
Interest and fees on loans	$20,768	$21,349	$22,500	$22,921	$22,458
Interest on securities	2,255	2,108	2,241	2,096	1,661
Interest on federal funds sold	9	6	7	1	2
Interest-bearing deposits	90	115	88	110	126

Total interest income	23,122	23,578	24,836	25,128	24,247

Time deposits of $100,000 or more	2,541	2,938	3,136	3,503	3,274
Other deposits	3,731	4,380	5,084	4,699	4,781
Borrowed funds	539	570	660	617	595

Total interest expense	6,811	7,888	8,880	8,819	8,650

Net interest income	16,311	15,690	15,956	16,309	15,597
Provision for loan losses	10,393	4,867	6,277	7,879	5,809

Net interest income after provision for loan losses	5,918	10,823	9,679	8,430	9,788

Non-interest income
Service charges on deposit accounts	1,437	1,345	1,498	1,539	1,486
Other service fees	967	962	1,253	985	917
Net gain on sales of mortgage loans	179	1,899	3,128	2,683	1,876
Income on investment in bank owned life insurance	161	163	175	251	192
Mortgage banking operations	103	207	(66)	53	60
Gains on sale of securities	429	93	1,291	1	844
Other than temporary impairment of investments	(22)	(20)	(101)	(115)	(61)
Other	102	142	154	175	140

Total non-interest income	3,356	4,791	7,332	5,572	5,454

Non-interest expense
Salaries and employee benefits	7,793	7,870	7,686	8,248	6,941
Occupancy and equipment	2,330	2,170	2,160	2,298	1,957
Printing and supplies	156	181	175	169	259
Data processing	381	373	376	380	384
Communication expense	473	445	453	445	436
Advertising and marketing	169	171	252	362	204
Amortization of core deposit intangible	299	305	305	315	325
FDIC assessment expense	1,328	1,350	1,126	1,122	1,288
Attorney fees	194	92	170	222	148
Loan collection expense	465	433	342	307	289
Loss on fixed assets	1,195	—	—	—	—
Net cost of operation of other real estate owned	2,430	794	639	586	402
Goodwill impairment	4,944	—	—	—	—
Other	2,300	2,725	3,291	2,918	2,347

Total non-interest expense	24,457	16,909	16,975	17,372	14,980

Income (loss) before income taxes	(15,183)	(1,295)	36	(3,370)	262
Provision for income taxes (benefit)	5,030	(509)	(823)	(1,299)	(23)

Net income (loss)	(20,213)	(786)	859	(2,071)	285

Preferred stock dividend and amortization of preferred stock discount	674	771	868	771	771

Net loss available to common shareholders	$(20,887)	$(1,557)	$(9)	$(2,842)	$(486)

Basic	$(1.16)	$(0.10)	$—	$(0.18)	$(0.03)
Diluted	$(1.16)	$(0.10)	$—	$(0.18)	$(0.03)

Weighted average number of shares outstanding
Basic	18,041,174	16,130,529	16,129,640	16,129,640	16,129,640
Diluted	18,041,174	16,130,529	16,129,640	16,129,640	16,129,640

(a)	Derived from audited consolidated financial statements

Yadkin Valley Financial Corporation

(unaudited)

	September 30,	September 30,	September 30,	September 30,	September 30,
	At or For the Three Months Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010

Per Share Data:
Basic Earnings (Loss) per Share	$(1.16)	$(0.10)	$0.00	$(0.18)	$(0.03)
Diluted Earnings (Loss) per Share	(1.16)	(0.10)	0.00	(0.18)	(0.03)
Book Value per Share	4.45	6.11	6.24	6.44	6.58

Selected Performance Ratios:
Return on Average Assets (annualized)	-3.87%	-0.28%	0.00%	-0.51%	-0.09%
Return on Average Equity (annualized)	-55.25%	-4.27%	-0.02%	-7.37%	-1.26%
Net Interest Margin (annualized)	3.30%	3.07%	2.97%	3.12%	3.12%
Net Interest Spread (annualized)	3.11%	2.88%	2.77%	2.91%	2.84%
Non-interest Income as a % of Revenue(6)	36.19%	30.69%	43.10%	39.80%	34.76%
Non-interest Income as a % of Average Assets	0.16%	0.21%	0.32%	0.25%	0.25%
Non-interest Expense as a % of Average Assets	1.13%	0.75%	0.73%	0.77%	0.67%

Asset Quality:
Loans 30-89 days past due (000’s) (4)	$24,368	$23,756	$25,353	$37,682	$16,163
Loans over 90 days past due still accruing (000’s)	—	—	—	—	—
Nonperforming Loans (000’s)	68,898	71,368	65,400	63,094	50,853
Other Real Estate Owned (000’s)	22,046	27,461	25,582	22,480	18,195
Nonperforming Assets (000’s)	90,944	98,829	90,983	85,574	69,048
Troubled debt restructurings (000’s) (5)	12,932	14,998	17,153	14,733	8,184
Nonperforming Loans to Total Loans	4.50%	4.50%	3.96%	3.67%	3.00%
Nonperforming Assets to Total Assets	4.37%	4.43%	3.95%	3.77%	3.08%
Allowance for Loan Losses to Total Loans	2.33%	2.26%	2.29%	2.60%	2.61%
Allowance for Loan Losses to Total Loans Held for Investment	2.37%	2.31%	2.36%	2.73%	2.69%
Allowance for Loan Losses to Nonperforming Loans	51.75%	50.25%	57.72%	70.90%	87.12%
Net Charge-offs/Recoveries to Average Loans (annualized)	2.73%	1.71%	3.08%	1.75%	1.64%

Capital Ratios:
Equity to Total Assets	6.44%	6.57%	6.41%	6.63%	6.82%
Tier 1 leverage ratio(1)	7.14%	7.07%	7.04%	7.40%	7.53%
Tier 1 risk-based ratio(1)	9.43%	9.39%	9.23%	9.10%	9.39%
Total risk-based capital ratio(1)	10.70%	10.65%	10.49%	10.36%	10.65%

Non-GAAP disclosures(2):
Tangible Book Value per Share	$4.23	$5.53	$5.63	$5.82	$5.93
Return on Tangible Equity (annualized) (3)	-58.92%	-4.57%	-0.02%	-7.89%	-1.36%
Tangible Equity to Tangible Assets (3)	6.25%	6.17%	6.01%	6.22%	6.38%
Efficiency Ratio	121.07%	79.86%	70.63%	76.96%	68.75%

Notes:

(1)	Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios are ratios for the bank, Yadkin Valley Bank and Trust Company as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only - FFIEC 041
(2)	Management uses these non-GAAP financial measures because it believes it is useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.
(3)	Tangible Equity is the difference of shareholders’ equity less the sum of goodwill and core deposit intangible

Tangible Assets are the difference of total assets less the sum of goodwill and core deposit intangible

(4)	Past due numbers exclude loans classified as nonperforming.
(5)	Troubled debt restructured loans exclude loans classified as nonperforming.
(6)	Ratio is calculated by taking non-interest income as a percentage of net interest income after provision for loan losses plus total non-interest income.

Yadkin Valley Financial Corporation

Average Balance Sheets and Net Interest Income Analysis (Unaudited)

	Three Months Ended June 30,
	2011				2010
	(Dollars in Thousands)
	Average Balance	Interest	Yield/ Rate		Average Balance	Interest	Yield/ Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,560,011	$20,808	5.35%		$1,687,811	$22,501	5.35%
Federal funds sold	15,564	9	0.24%		2,896	2	0.28%
Investment securities	311,000	2,502	3.23%		180,909	1,883	4.18%
Interest-bearing deposits	133,214	90	0.27%		210,307	126	0.24%

Total average earning assets (1)	2,019,789	23,409	4.65	% (6)	2,081,923	24,512	4.72%

Noninterest earning assets	143,915				137,781

Total average assets	$2,163,704				$2,219,704

INTEREST BEARING LIABILITIES
Time deposits	$1,057,510	$5,349	2.03%		$1,261,674	$7,197	2.29%
Other deposits	612,221	923	0.60%		458,344	858	0.75%
Borrowed funds	103,991	540	2.08%		121,950	595	1.96%

Total interest bearing liabilities	1,773,722	6,812	1.54	% (7)	1,841,968	8,650	1.88%

Noninterest bearing deposits	223,318				206,328
Other liabilities	15,036				17,070

Total average liabilities	2,012,076				2,065,366

Shareholders’ equity	151,628				154,338

Total average liabilities and shareholders’ equity	$2,163,704				$2,219,704

NET INTEREST INCOME/YIELD (3,4)		$16,597	3.30%			$15,862	3.06%

INTEREST SPREAD (5)			3.11%				2.84%

(1)	Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.
(2)	The loan average includes loans on which accrual of interest has been discontinued.
(3)	Net interest income is the difference between income from earning assets and interest expense.
(4)	Net interest yield is net interest income divided by total average earning assets.
(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.
(6)	Interest income for 2011 and 2010 includes $176,000 and $571,000, respectively, of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.
(7)	Interest expense for 2011 and 2010 includes $116,000 and $405,000, respectively, of accretion for purchase accounting adjustments related to deposits and borrowings acquired in the merger with American Community.